EXHIBIT 10(h)

Memorandum of Agreement by and between Coastal Petroleum
Company, et al and the State of Florida Dated June 1, 2005.

Exhibit 10(h)

MEMORANDUM OF SETTLEMENT

June 1, 2005

          The purpose of this memorandum is to set forth the essential terms of the agreement between and among Coastal Petroleum Company (“Coastal”), and Coastal Caribbean Oils & Minerals, Ltd. and certain individuals who claim royalty interests in, to and under the Coastal Leases (the “Royalty Holders”), and the State of Florida, the State of Florida Department of Environmental Protection and Board of Trustees of the Internal Improvement Trust Fund of the State of Florida (collectively the “State”) to finally settle and resolve all claims between and among them arising out of Coastal’s Leases Nos. 224-A, 224-B and 248 (the “Coastal Leases”).  The Royalty Holders included in this agreement are Coastal Caribbean Oils & Minerals, Ltd. and members of two groups of individuals, one represented by Susan W. Fox, Esquire, and the other by Robert W. Clark, who are obtaining individual consents.  This transaction is consistent with public policy regarding offshore oil and gas drilling as expressed in Sections 377.06, 377.24 and 377.242, Florida Statutes.

          The closing of this settlement transaction, including payment of the settlement proceeds and delivery of the required settlement documents, shall take place in Tallahassee, Florida within 30 days after approval of the funding of this settlement by the Florida Legislature and such funds are made available to the Department of Environmental Protection, and this settlement is expressly conditioned and contingent upon approval of the funding by the Florida Legislature.  Current annual rentals for the Coastal Leases will be held in abeyance pending the closing of this settlement transaction at which time the settlement will take effect and the rentals will no longer be due.

          At the closing, the following payment and documents shall be delivered:

1.	The State shall pay to Ausley & McMullen Escrow Account, for and on behalf of Coastal and the Royalty Holders, the total sum of $12,500,000.
2.

Coastal and the Royalty Holders shall release and transfer to the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida all of their right, title and interest in, to and under the Coastal Leases.

3.

Each party shall dismiss with prejudice all pending litigation brought by any of them against the other with respect to the Coastal Leases or their alleged royalty interests in, to or under such leases, each party to bear its own costs.

4.

The parties shall exchange General Releases, declarations, certificates, legal opinions and affidavits in form and content acceptable to the State; including, but not limited to, those listed on Exhibit A attached hereto and by this reference made a part hereof.

BOARD OF TRUSTEES OF THE INTERNAL IMPROVEMENT TRUST FUND OF THE STATE OF FLORIDA

(SEAL) BOARD OF TRUSTEES OF THE INTERNAL IMPROVEMENT TRUST FUND OF THE STATE OF FLORIDA		/S/ Jeb Bush
JEB BUSH GOVERNOR

/S/ Charlie Crist

CHARLIE CRIST ATTORNEY GENERAL

/S/ Tom Gallagher

TOM GALLAGHER CHIEF FINANCIAL OFFICER

/S/ Charles H. Bronson

CHARLES H. BRONSON COMMISSIONER OF AGRICULTURE

STATE OF FLORIDA DEPARTMENT OF ENVIRONMENTAL PROTECTION

	By:	/S/ Colleen M. Castille

COLLEEN M. CASTILLE, Secretary

/S/ John K. Aurell

JOHN K. AURELL, On behalf of Coastal Petroleum Company and The Royalty Holders

EXHIBIT A
To Memorandum of Settlement

The boards of directors and officers of Coastal and Coastal Caribbean Oil and Minerals shall provide the following schedules, certifications, declarations and legal opinions at closing:

1.	A schedule of creditors and holders of interests or grants of Coastal and Coastal Caribbean (the “Schedule”.)

2.

Certifications that the Schedule is complete and accurate to the best of the knowledge and belief of the officers of the company and of the independent auditors of the companies, regardless of whether the claims or interests are contingent, disputed or liquidated.

3.

A declaration by the companies to prepare and submit to the Escrow Agent and to the State an amendment to the schedule of creditors to include any creditor of the companies not appearing on previously furnished lists upon demand for payment by an alleged creditor or discovery of a claim (the “Amendment”.)

4.	A declaration authorizing the State to pay the funds from the settlement directly to the Ausley & McMullen Escrow Account referenced in the Memorandum of Settlement.

5.

Escrow instructions for the Escrow which include an irrevocable provision that the escrowed funds be used first to satisfy all of the creditors of Coastal and Coastal Caribbean in full, whether included on the Schedule or subsequently discovered and added to the Amendment.

6.

A certification that all of the issued and outstanding stock of Coastal is accounted for and represented among parties who will execute a release and satisfaction of interest to the State as part of this settlement.

7.	A certification that following the contemplated transfers, Coastal will be a wholly owned subsidiary of Coastal Caribbean.

8.

A certification that all guarantors of the debts or obligations of Coastal and Coastal Caribbean have been disclosed and will execute a release and satisfaction of claim in connection with the settlement.

9.

A certification that all creditors, contingency holders of interests or grants, and parties who are to receive distributions from the Escrow have executed and delivered to the Escrow Agent releases and satisfactions of claims to be delivered to the State at closing.

10.

Resolution of the Board of Directors for each of the companies at properly noticed meetings approving the settlement transaction; specifically finding as follows: i) the Boards find the consideration given by the State in exchange for all consideration to be given by the companies and parties to be fair, for reasonably equivalent value and not a product of duress, adhesion or sharp practices; ii) the Boards have disclosed all compensation to be received by the officers and directors of the companies and all distributions to be made under the escrow agreement, and iii) the Boards have found that the companies will receive sufficient compensation from the settlement, after paying all creditors in full, to remain solvent thereafter.

11.

Resolution from the Board of Directors of Coastal at a properly noticed meeting specifically authorizing its president to execute the Surrender of Leases and Release of Claims releasing and surrendering to the Board of Trustees all of Coastal’s right, title and interest in and to the Leases and any interest it may have in the lands described in the Leases.

12.

Legal opinions of Florida and Bermuda counsel to the companies and the State that the settlement transaction will not result in either an avoidable fraudulent transfer or preferential transfer with regard to any creditor or guarantor under the laws of the United States or Bermuda.

13.

Estoppel certificate from Coastal in which Coastal certifies that it has not assigned, transferred, encumbered or hypothecated its interests in or under the Leases or any interest it may have in the lands described in the Leases.